AGREEMENT ON BUSINESS RIGHTS TRANSFER

                                     between
                         Eurotech Capital Ventures Ltd.

                                       and
                                 WiMAX EU, Ltd.


                             Dated November 10, 2004

Introduction

     Eurotech Capital Ventures Ltd. desires to enter into a business arrangement with WiMAX EU, Ltd. (hereinafter WiMAX EU) for the development and commercialization of its technology and business strategies on a global basis.

     This agreement confirms the rights and the duties of the relating two parties regarding to a business right transfer for the development and the exclusive marketing territory of the Eurotech Capital Ventures Ltd. wireless internet plan and its technology concepts.

The following are the basic terms of the agreement:


1.   Time and Territory

     Eurotech Capital Ltd. shall transfer its URL's and business strategy to WiMAX EU for the implementation of a new business for

         (a) Time Frame: 99 years
         (b) Territory: Global

2.   Limitation

     WiMAX EU will assure Eurotech Capital Ventures Ltd. that it will not implement any business strategies outside the scope of this agreement unless including revenues generated by said strategies into the totals pursuant to this agreement.


     And WiMAX EU while it shall own the business model agreed to, in perpetuity bankruptcy or other complete business closures shall cause the URL's and business strategy to revert to Eurotech Capital Ventures, Ltd. if royalty payments are in arrears. Further, WiMAX EU agrees that in promotion of its business plan or, should it become publicly traded, their stocks at all times comply with all relevant regulations. If at any time the control of this business strategy is interfered with by anyone or any entity owned or controlled by principals or affiliates of Eurotech, this agreement can be voided by WiMAX EU and/or its transferees.

3.   Consideration

     In exchange for technology & business right transfer, manufacturing technology and exclusive marketing territory, Atlantic, as consideration for the above technology, manufacturing rights and exclusive marketing territory, shall pay the following consideration to Eurotech Capital Ventures Ltd.

     (a) WiMAX EU will issue 100,000 shares of common stock unregistered to Eurotech Capital Ventures Ltd. prior to execution of this agreement in consideration of this agreement.

     (b) WiMAX EU agrees to pay Eurotech Capital Ventures Ltd. upon initial capitalization, $50,000 in cash plus a perpetual overriding royalty on all gross revenues generated by the company of 1.5%. This royalty will be paid quarterly as designated from time to time by Eurotech Capital Ventures Ltd.


         Agreed


/s/ Janice Hypolite                             /s/ Christopher Miles
-------------------                             ---------------------
Director                                        Christopher Miles
Eurotech Capital Ventures Ltd.                  President
                                                WiMAX EU, Ltd.

Dated November 10, 2004                         Dated November 10, 2004